AIR | COMMUNITIES

The most efficient and most effective way to allocate capital to multi-family real estate

PARK TOWNE PLACE | PHILADELPHIA, PA

ISLAND CLUB | OCEANSIDE, CA

SECOND QUARTER 2023

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

2022 RESIDENT SATISFACTION KINGSLEY EXCELLENCE

Ocean House, 707 Leahy, and One Ardmore Place were recognized in Q1 2023 as Top 100 Multifamily Properties as part of the Kingsley Excellence Awards

AIRCOMMUNITIES.COM
NYSE:AIRC

Page
3	Earnings Release

11	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations Information

16	Schedule 3 – Property Net Operating Income

17	Schedule 4 – Apartment Home Summary

18	Schedule 5 – Capitalization and Financial Metrics

20	Schedule 6 – Same Store Operating Results

24	Schedule 7 – Portfolio Data by Market

25	Schedule 8 – Apartment Community Disposition and Acquisition Activity

26	Schedule 9 – Apartment Community Capital Investment Information

27	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Communities Reports Second Quarter 2023 Results
Denver, Colorado, July 27, 2023 – Apartment Income REIT Corp. ("AIR" or the "Company") (NYSE: AIRC) announced today results for the second quarter of 2023.
During the second quarter, the Company:
•Delivered Pro forma FFO per share of $0.58, reflecting 13.7% year-over-year growth (adjusting for prior contribution of the Aimco note prepayment) and beating the midpoint of guidance by $0.01 per share;
•Delivered Same Store NOI growth of 10.6%;
•Formed two joint ventures to recapitalize 11 properties valued at $1.2 billion, with nine of 11 properties now closed and the remaining two expected to close by year-end;
•Used proceeds from the joint ventures to reduce Net Leverage to Adjusted EBITDAre to 5.9x on a pro forma basis, within AIR’s targeted range;
•Expects to use the balance of proceeds to purchase properties, now in advanced negotiations, with current returns neutral to 2023 FFO and $0.01 accretive to 2024 FFO, with long-term unlevered IRRs in excess of 10%;
•Raises Same Store Revenue and NOI guidance by 20 and 40-basis points, respectively, at their midpoints;
•Narrows the guidance range for 2023 Pro forma FFO per share to $2.38 to $2.44 while maintaining $2.41 as the midpoint, which is unchanged due to higher than anticipated casualty losses. The $2.41 midpoint represents a 10% growth versus 2022 Run-Rate FFO per share of $2.19; and
•Expects Pro forma FFO per share between $0.61 and $0.65 in the third quarter, and between $1.26 and $1.32 in the second half of 2023, driven primarily by property operations increasing its first half contribution by $20.4 million, or $0.13 of FFO per share.
With more than 80% of 2023 leasing now complete, the Company expects the earn-in to Same Store Revenue growth in 2024 in the low-to-mid 2% range. With largely fixed operating expenses, low G&A, and fixed interest rates, 2024 growth in NOI – from both Same Store and Acquisition portfolios – is expected to translate directly to growth in Pro forma FFO per share.
Financial Results: Second Quarter Run-Rate FFO Per Share Up 13.7%
In the second quarter of 2022, with the support of shareholders, AIR accepted prepayment of the Aimco note, which contributed $0.15 to 2022 Pro forma FFO per share. This makes 2022 not comparable to 2023. Adjusting for this event, second quarter FFO of $0.58 per share is 13.7% higher in 2023 than in 2022.

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share – diluted)	2023	2022	Variance	2023	2022	Variance
Net (loss) income	$(0.01)	$1.26	nm	$(0.09)	$3.66	nm
NAREIT Funds From Operations (FFO)	$0.62	$0.64	(3.1%)	$1.11	$1.06	4.7%
Pro forma adjustments	(0.04)	0.02	nm	0.01	0.17	nm
Pro forma Funds From Operations (Pro forma FFO)	$0.58	$0.66	(12.1%)	$1.12	$1.23	(8.9%)
Contribution from Aimco note	—	(0.15)	nm	—	(0.19)	nm
Run-Rate FFO	$0.58	$0.51	13.7%	$1.12	$1.04	7.7%

Operating Results: Second Quarter Same Store NOI Up 10.6% YoY and 11.6% YTD
AIR's Same Store portfolio comprises 63 properties and provided 85% of year-to-date rental revenue.

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
($ in millions) *	2023	2022	Variance	1st Qtr.	Variance	2023	2022	Variance
Revenue, before utility reimbursements	$158.8	$146.0	8.8%	$156.6	1.5%	$315.4	$288.2	9.4%
Expenses, net of utility reimbursements	41.0	39.4	4.1%	40.8	0.4%	81.8	78.9	3.7%
Net operating income (NOI)	$117.8	$106.6	10.6%	$115.7	1.8%	$233.5	$209.3	11.6%
*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.
Second quarter 2023 Same Store NOI margin was 74.2%, up 120-basis points year-over-year and an AIR record for the second quarter, the result of:
•8.8% growth in Residential Rents, and
•Sustained cost control with controllable expenses increasing only 100 basis points.
Components of Same Store Revenue Growth

	SECOND QUARTER 2023		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	8.8%	1.3%	9.4%
Average Daily Occupancy	(1.1%)	(1.9%)	(0.7%)
Residential Rental Income	7.7%	(0.6%)	8.7%
Bad Debt, net of recoveries	—%	0.7%	0.1%
Other Residential Income	1.0%	1.1%	0.6%
Residential Revenue	8.7%	1.2%	9.4%
Commercial Revenue	0.1%	0.3%	—%
Same Store Revenue Growth	8.8%	1.5%	9.4%
Same Store Rental Rates & Occupancy

	SECOND QUARTER			YEAR-TO-DATE			2023
(amounts represent AIR share)*	2023	2022	Variance	2023	2022	Variance	April	May	June	July**
Transacted Leases
Renewal rent changes	8.0%	11.5%	(3.5%)	8.2%	11.7%	(3.5%)	8.6%	8.2%	7.7%	6.7%
New lease rent changes	6.6%	18.8%	(12.2%)	7.5%	18.2%	(10.7%)	8.4%	6.6%	5.7%	5.1%
Weighted-average rent changes	7.4%	14.6%	(7.2%)	7.8%	14.7%	(6.9%)	8.5%	7.4%	6.7%	5.8%

Signed Leases
Renewal rent changes	7.0%	11.2%	(4.2%)	7.4%	11.4%	(4.0%)	7.8%	7.5%	6.1%	5.7%
New lease rent changes	6.0%	18.1%	(12.1%)	6.6%	17.9%	(11.3%)	7.6%	5.5%	5.3%	4.7%
Weighted-average rent changes	6.5%	14.3%	(7.8%)	7.0%	14.4%	(7.4%)	7.7%	6.5%	5.7%	5.1%

Average Daily Occupancy	95.5%	96.6%	(1.1%)	96.5%	97.2%	(0.7%)	96.4%	95.6%	94.7%	94.6%
Note: Transacted leases are those that became effective during the reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current pricing and an important driver of future results. All lease-to-lease data is reported on an effective rent basis.
*Amounts are based on our current Same Store population and may differ from those previously reported.
**July leasing results are preliminary and as of July 26, 2023.

•Second quarter signed lease rate growth is higher than assumed in our annual plan with a blended rate increase of 6.5% benefiting from (i) 10-basis points from 2021 acquisitions (now in Same Store) and (ii) 70-basis points from capital enhancement activity.
•Average Daily Occupancy ("ADO") declined 190-basis points sequentially due to (i) normal and expected seasonality (110-basis points of decline) due to the frictional vacancy of the leasing season and (ii) increased move-outs of non-paying residents as COVID-related protections expired (60-basis points).
•ADO is anticipated to reach its low point in July, and then increase in the third and fourth quarters.
Rent Collections & Bad Debt
During the second quarter, AIR recognized 98.8% of all residential revenue billed in the quarter with the remaining 1.2% reserved as gross bad debt. Payments received during the second quarter with respect to revenue treated as bad debt in previous periods, totaled 60-basis points of second quarter residential revenue resulting in bad debt for the second quarter, net of the contra entry, of 0.6% of residential revenue.
•Of the 1.2% in gross bad debt: (i) 50-basis points reflects a level of delinquency that is slightly higher than AIR's experience in 2019, (ii) 40-basis points is due to slower action by courts as a result of backlogs created by pandemic-related government shutdowns, and (iii) 30-basis points is due to the move-out and related fees charged to individuals who were evicted or terminated their lease early.
•There are currently 150 delinquent residents in AIR's portfolio. 70 residents represents a "normalized" rate for credit issues, slightly higher than pre-COVID levels of approximately 50 residents, on average per month. The slower action by courts. noted above, provides more time for delinquent residents and increase the amount of bad debt per defaulting resident, which explains the incremental 80 residents in the process of collection.
•As of June 30, 2023, AIR's proportionate share of residential accounts receivable was $4.8 million, or $0.1 million net of security deposits and reserves for uncollectible amounts.
Acquisition Portfolio Performance

			Year-over-Year Variance
Year	Apartment Communities	% of GAV	Rev	Exp	NOI
Class of 2021**	5	8.0%	19.0%	(2.2%)	30.5%

			Sequential Variance
Year	Apartment Communities	% of GAV	NOI
Class of 2021**	5	8.0%	4.9%
Class of 2022 and 2023*	5	9.0%	3.4%
Acquisition Portfolio	10	17.0%	4.1%

Total Portfolio	73	100.0%	1.7%
*Acquisition property results are often volatile, sometimes by design, when properties are first added to the AIR platform. Common examples are the implementation of AIR’s “no smoking” policy and AIR’s requirement of high credit ratings from new residents. Over three or four years, results become stable as new residents are selected by AIR, increasing numbers of high quality residents renew their leases, and the disturbance of property upgrades is in the past.
**Acquisitions from 2021 are included in, and contribute to, Same Store Portfolio metrics.

Transactions
AIR has property operation expertise, termed the AIR Edge, which results in higher property NOI, enabling AIR to acquire properties and deploy the AIR Edge to improve their profitability and value. This enables AIR to sell properties at market NOI cap rates and unlevered IRRs, and to reinvest capital in acquisition properties which generally enjoy accelerated growth in profitability relative to general market rates.
AIR’s business is to acquire properties, deploy the AIR Edge, and generate returns 200-basis points, or higher, than AIR’s cost of capital, as measured by unlevered IRR. “Paired trades” make agnostic to changes in market conditions insofar as AIR is buying and selling at roughly the same time. The benefits – enhanced total NOI growth and higher FFO – are realized primarily in years two through four as it requires more than one turn of the rent roll to implement AIR’s menu of high credit standards, measured customer satisfaction, customer retention, lowered operating costs, and completion of planned capital improvements.
Joint Venture Transactions
As previously announced, AIR formed two joint ventures in the quarter, the first of which closed on June 30, 2023 through the sale of a 70% interest in Huntington Gateway (the “Value-Add JV”), and the second of which closed on July 17, 2023 through the sale of a 47% interest in eight of ten properties (the “Core JV”). The remaining two properties within the Core JV are expected to close before year-end. AIR now has four separate joint venture partnerships, each (i) with world-class investors interested in doing more with AIR, (ii) paying asset and property management fees, and (iii) providing substantial opportunity to earn “promotes.” For AIR, joint ventures are a strategic source of attractively priced capital, and provide AIR the resources to pursue a broader opportunity set to pursue growth. AIR expects to sell further interests of the existing joint ventures to increase expected returns on its retained investment, and to make available additional capital to invest in future AIR Edge properties with higher returns.

	California JV	Washington, D.C. JV	Core JV	Value-Add JV
	September 2020	October 2021	July 2023	June 2023
GAV @ 100%	$2.4B	$0.5B	$1.1B	$0.1B
AIR / JV Partner Ownership	61% / 39%	20% / 80%	53% / 47%	30% / 70% *
Number of Properties	12	3	10	1
Units	4,051	1,748	3,093	443
Average Revenue per Unit	$3,389	$2,070	$2,534	$2,307
*Legal ownership sold is 70%, while AIR will receive 50% of JV cash flow during the hold period.
Dispositions
AIR is nearing completion of its strategic exit from New York City through:
•The sale of two properties with 62 apartment homes to a developer for gross proceeds of $33.2 million and a non-cash GAAP loss of $8.2 million; and
•Signing a contract to sell its remaining New York City property, at a price which resulted in a non-cash GAAP write-down of $15.4 million.
In aggregate since the Separation, AIR has recognized non-cash GAAP gains of $1.5 billion on $2.2 billion of dispositions.

Balance Sheet & Liquidity
To lower its cost of capital and enhance financial returns, AIR targets Net Leverage to EBITDAre between 5.0x to 6.0x with focus on fixed-rate, long-term debt with well laddered maturities. We maintain flexibility through (i) ample unused and available credit, (ii) holding properties with substantial value unencumbered by property debt, and (iii) maintaining an investment grade rating.
Balance sheet highlights, pro forma for the announced joint ventures, include:
•Reduction in Net Leverage to EBITDAre to 5.9x, within AIR’s targeted range, and extension of its weighted-average maturities by more than seven months;
•96% fixed-rate leverage with limited repricing risk before the second quarter of 2025;
•Available liquidity of $2.3 billion and access to more potentially secured by $5.8 billion in unencumbered property value; and
•Limited refunding risk with the ability to fund all maturities through 2027 from cash on hand, and a 10-year commitment to make $1 billion of property loans with up to 10-year maturities.
Dividend & Equity Capital Markets
On July 25, 2023, the AIR Board of Directors declared a quarterly cash dividend of $0.45 per share of Common Stock, payable on August 29, 2023 to shareholders of record on August 18, 2023. The Board of Directors targeted a 75% payout ratio on Pro forma FFO in setting the dividend for 2023, which is also expected to have favorable tax characteristics due to AIR’s tax basis refreshed at the time of the Separation from Aimco.
Components of AIR Pro forma FFO
With a total of approximately $2.2 billion of third party capital assets now under management, third party asset, property management and transaction related fees are a small, but growing component of AIR FFO. In 2023, AIR anticipates 96% of its Pro forma FFO will be earned from levered property operations, with the remaining 4%, or $0.11 per share, largely attributable to property management, asset management, and transactional services provided to third parties and venture partners.

	2023	2022	Variance
Levered Property Operations	$2.30	$2.08	10.6%
Third Party Services, net (1)	0.11	0.11	—%
Run-rate FFO, at the midpoint	$2.41	$2.19	10.0%
Aimco Note Prepayment (2)	—	0.22	nm
Total Pro forma FFO, at the midpoint	$2.41	$2.41	—%
(1)Third party services are a natural result of AIR’s joint ventures and acquisitions:
(a)Asset management fees are a revenue stream created by the formation of joint ventures, and
(b)Property management fees prior to purchase of the related property permit AIR to begin implementation of the AIR Edge, for example in requirement of high credit standards prior to taking ownership.
Of this amount, approximately $0.06 is expected to continue for the life of the joint ventures. The $0.05 in remaining fees are specific to 2023 activities. AIR earned a similar level of such fees in 2022 and we anticipate a similar amount will be earned in 2024 and beyond.
(2)2022 Pro forma FFO included a non-recurring $0.22 per share contribution from the Aimco note prepayment.

2023 Outlook
AIR’s midpoint of Pro forma FFO per share of $2.41 remains unchanged. Our guidance ranges are shown below and generally tightened based on activities completed year-to-date:

	YEAR-TO-DATE June 30, 2023	FULL YEAR 2023	PREVIOUS FULL YEAR 2023
($ amounts represent AIR share)
Net (loss) income per share	($0.09)	$0.66 to $0.76	($0.18) to ($0.06)
Pro forma FFO per share	$1.12	$2.38 to $2.44	$2.36 to $2.46
Pro forma FFO per share at the midpoint		$2.41	$2.41

Same Store Operating Components
Revenue change compared to prior year	9.4%	7.8% to 8.6%	7.0% to 9.0%
Expense change compared to prior year	3.7%	5.0% to 5.6%	5.0% to 6.5%
NOI change compared to prior year	11.6%	8.6% to 9.8%	7.3% to 10.3%

Other Earnings
Proceeds from dispositions of real estate	$33M	$54M	$50M
Proceeds from joint venture transactions (1)	$554M	$599M	$—

AIR Share of Capital Enhancements
Capital Enhancements	$42M	$80M to $90M	$80M to $90M

Balance Sheet
Net Leverage to Adjusted EBITDAre (1)	5.9x	≤6.0x	≤6.0x
(1)In July 2023, AIR completed the Core JV with a global institutional investor. As part of the transaction, AIR raised $611 million in new mortgage financing. In aggregate, the joint venture partner took title subject to $275 million of the total mortgage obligation reflecting its 47% share of the property debt, and AIR received $185 million in cash. We anticipate that, upon the closing of the final two properties, the joint venture partner will take title subject to $28 million of the related mortgage loan obligation, and AIR will receive $17 million in additional cash. Proceeds, net of transaction costs, were used to repay $292 million on the revolving credit facility, $325 million of term loans, with the remaining invested in short-term liquid investments.

In the third quarter of 2023, AIR anticipates Pro forma FFO between $0.61 and $0.65 per share.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 28, 2023 at 2:00 p.m. ET	Replay available until October 26, 2023
Domestic Dial-In Number: 1-888-886-7786	Domestic Dial-In Number: 1-877-674-7070
International Dial-In Number: 080-0652-2435	International Dial-In Number: 1-416-764-8658
Passcode: 11736488	Passcode: 736488
Live Webcast: investors.aircommunities.com
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.
About AIR
Apartment Income REIT Corp (NYSE: AIRC) is a publicly traded, self-administered real estate investment trust (“REIT”). AIR’s portfolio comprises 73 communities totaling 25,739 apartment homes located in 10 states and the District of Columbia. AIR offers a simple, predictable business model with focus on what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge is a durable operating advantage in driving organic growth, as well as making possible the opportunity for excess returns for properties new to AIR’s platform. For additional information, please visit aircommunities.com.
Contact
Matthew O’Grady
Senior Vice President, Capital Markets
(303) 691-4566
Mary Jensen
Head of Investor Relations
(303) 691-4349
investors@aircommunities.com

Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the Federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2023 results, including but not limited to: NAREIT FFO, Pro forma FFO, Run-rate FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions, as well as sales, and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.
These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location, and quality of competitive new housing supply, which may be impacted by global supply chain disruptions; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate, and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including interest rate changes and the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines, or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission (“SEC”), including the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC.
In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.
These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
REVENUES
Rental and other property revenues (1)	$212,492	$181,012	$422,415	$360,273
Other revenues	2,068	2,488	4,138	4,705
Total revenues	214,560	183,500	426,553	364,978

OPERATING EXPENSES
Property operating expenses (1)	72,012	63,787	147,465	127,023
Depreciation and amortization	89,260	78,656	184,926	163,205
General and administrative expenses (2)	6,023	5,333	13,203	11,930
Other expenses (income), net	2,519	(3,076)	6,179	942
Total operating expenses	169,814	144,700	351,773	303,100
Interest income	1,507	25,652	3,032	39,133
Interest expense	(37,554)	(26,027)	(73,741)	(48,134)
Loss on extinguishment of debt	—	—	(2,008)	(23,636)
(Loss) gain on dispositions and impairments of real estate	(17,472)	175,606	(17,472)	587,609
Gain on derivative instruments, net	11,390	—	9,252	—
Loss from unconsolidated real estate partnerships	(842)	(873)	(1,877)	(2,887)
Income (loss) before income tax expense	1,775	213,158	(8,034)	613,963
Income tax expense	(1,177)	(1,499)	(1,316)	(920)
Net income (loss)	598	211,659	(9,350)	613,043

Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(684)	(381)	(1,369)	183
Net income attributable to preferred noncontrolling interests in AIR OP	(1,570)	(1,602)	(3,140)	(3,205)
Net loss (income) attributable to common noncontrolling interests in AIR OP	315	(12,749)	1,141	(36,916)
Net income attributable to noncontrolling interests	(1,939)	(14,732)	(3,368)	(39,938)
Net (loss) income attributable to AIR	(1,341)	196,927	(12,718)	573,105
Net income attributable to AIR preferred stockholders	(42)	(43)	(85)	(85)
Net income attributable to participating securities	(56)	(162)	(93)	(417)
Net (loss) income attributable to AIR common stockholders	$(1,439)	$196,722	$(12,896)	$572,603

Net (loss) income attributable to AIR common stockholders per share – basic and diluted	$(0.01)	$1.26	$(0.09)	$3.66

Weighted-average common shares outstanding – basic	148,832	155,927	148,821	156,327
Weighted-average common shares outstanding – diluted	148,832	156,136	148,821	156,607
(1)Rental and other property revenues for the three and six months ended June 30, 2023 are inclusive of $0.2 million and $0.5 million, respectively, of revenues related to sold properties. Rental and other property revenues for the three and six months ended June 30, 2022 are inclusive of $10.3 million and $25.5 million, respectively, of revenues related to sold properties. Property operating expenses for the six months ended June 30, 2023 are inclusive of $0.3 million of expenses related to sold properties. Property operating expenses for the three and six months ended June 30, 2022 are inclusive of $3.4 million and $8.9 million, respectively, of expenses related to sold properties.
(2)In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California Joint Venture is consolidated on our balance sheet and accordingly, fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area Joint Venture is not consolidated on our balance sheet and accordingly, fees earned in this venture are included in loss from unconsolidated real estate partnerships. Fees earned from joint ventures were $1.5 million and $3.0 million for three and six months ended June 30, 2023, respectively, and $1.7 million and $3.4 million for three and six months ended June 30, 2022, respectively. Beginning in the third quarter, AIR’s share of the Core and Value-Add Joint Ventures will be included within loss from unconsolidated real estate partnerships.

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30, 2023	December 31, 2022
Assets
Real estate	$8,233,320	$8,076,394
Accumulated depreciation	(2,562,252)	(2,449,883)
Net real estate	5,671,068	5,626,511
Cash and cash equivalents	106,349	95,797
Restricted cash	23,564	205,608
Goodwill	32,286	32,286
Other assets (1)	573,743	591,681
Total assets	$6,407,010	$6,551,883

Liabilities and Equity
Non-recourse property debt	$2,211,002	$1,994,651
Debt issue costs	(13,565)	(9,221)
Non-recourse property debt, net	2,197,437	1,985,430
Term loans, net	797,471	796,713
Revolving credit facility borrowings	292,000	462,000
Unsecured notes payable, net	397,669	397,486
Accrued liabilities and other (1)	476,400	513,805
Total liabilities	4,160,977	4,155,434

Preferred noncontrolling interests in AIR OP	77,143	77,143

Equity:
Perpetual Preferred Stock	2,000	2,000
Class A Common Stock	1,492	1,491
Additional paid-in capital	3,430,731	3,436,635
Accumulated other comprehensive income	39,343	43,562
Distributions in excess of earnings	(1,474,101)	(1,327,271)
Total AIR equity	1,999,465	2,156,417
Noncontrolling interests in consolidated real estate partnerships	(80,087)	(78,785)
Common noncontrolling interests in AIR OP	249,512	241,674
Total equity	2,168,890	2,319,306
Total Liabilities and Equity	$6,407,010	$6,551,883
(1)Other assets includes the Parkmerced mezzanine investment, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of the Parkmerced mezzanine investment have been transferred to Aimco, but legal transfer has not occurred. As of June 30, 2023, the Parkmerced mezzanine investment had an offsetting $158.5 million asset and liability balance. During the second quarter, the interest rate swap option asset and offsetting liability associated with the Parkmerced mezzanine investment was settled for approximately $53 million, resulting in equal decreases in other assets and accrued liabilities and other.

Supplemental Schedule 1

Funds From Operations Reconciliation Three and Six Months Ended June 30, 2023, Compared to Three and Six Months Ended June 30, 2022 (in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net (loss) income attributable to AIR common stockholders	$(1,439)	$196,722	$(12,896)	$572,603
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	83,749	73,922	173,761	155,379
Loss (gain) on dispositions and impairments of real estate, net of noncontrolling partners’ interest	17,472	(175,450)	17,472	(587,453)
Income tax adjustments related to gain on dispositions and other tax-related items	—	(1,100)	—	(1,100)
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	(6,889)	6,328	(12,811)	26,577
NAREIT FFO attributable to AIR common stockholders	$92,893	$100,422	$165,526	$166,006
Adjustments:
Gain on derivative instruments (1)	(11,390)	—	(9,246)	—
Non-cash straight-line rent (2)	3,090	642	6,180	1,284
Business transformation and transition related costs (3)	310	1,593	523	2,462
Loss on extinguishment of debt (4)	—	—	2,008	23,636
Casualty losses and other	281	322	2,127	678
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	533	(160)	(93)	(1,738)
Pro forma FFO attributable to AIR common stockholders	85,717	102,819	167,025	192,328

Weighted-average common shares outstanding – basic	148,832	155,927	148,821	156,327
Dilutive common share equivalents	55	209	65	280
Total shares and dilutive share equivalents	148,887	156,136	148,886	156,607

Net income attributable to AIR per share – diluted	$(0.01)	$1.26	$(0.09)	$3.66
NAREIT FFO per share – diluted	$0.62	$0.64	$1.11	$1.06
Pro forma FFO per share – diluted	$0.58	$0.66	$1.12	$1.23

(1)During 2023, in anticipation of future financing transactions, we entered into treasury locks that did not qualify for hedge accounting under GAAP. Changes in the fair value of these instruments are included in net (loss) income attributable to AIR common stockholders. Any non-cash changes in fair value is excluded in the determination of Pro forma FFO.
(2)In 2018 and 2022, we assumed 99-year ground leases with scheduled rent increases. Due to the terms of the leases, GAAP rent expense will exceed cash rent payments until 2076 and 2079, respectively. We include the cash rent payments for these ground leases in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for these leases is included in other expenses, net, in our condensed consolidated statements of operations.
(3)During 2023 and 2022, we incurred consulting, placement, legal, and other transformation related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. As we engage in and finalize our finance transformation initiative that modernizes our systems and processes, including a new ERP system, we expect to continue to incur these costs throughout 2023. We excluded these costs from Pro forma FFO because we believe they are not related to ongoing operating performance.
(4)During 2023 and 2022, we incurred debt extinguishment costs related to the prepayment of debt. In 2023, these costs are related to the prepayment of high-cost, floating-rate debt. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.

Supplemental Schedule 2(a)

Funds From Operations Information Three and Six Months Ended June 30, 2023, Compared to Three and Six Months Ended June 30, 2022 (consolidated amounts, in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues, before utility reimbursements
Same Store	$174,000	$160,241	$345,325	$316,262
Other Real Estate	29,684	3,718	59,500	4,952
Total revenues, before utility reimbursements	203,684	163,959	404,825	321,214
Expenses, net of utility reimbursements
Same Store	44,815	42,984	89,456	86,162
Other Real Estate	10,640	1,990	21,911	2,928
Total expenses, net of utility reimbursements	55,455	44,974	111,367	89,090
Net operating income	148,229	118,985	293,458	232,124
Lease income	379	6,533	758	13,067
Property management expenses, net	(6,356)	(5,775)	(12,642)	(11,117)
Property income	142,252	119,743	281,574	234,074

General and administrative expenses (1)	(4,613)	(3,691)	(10,413)	(8,725)

Interest expense	(37,554)	(26,027)	(73,741)	(48,134)
Loss on extinguishment of debt	—	—	(2,008)	(23,636)
Preferred dividends	(1,612)	(1,645)	(3,225)	(3,290)
Interest income	1,220	19,301	2,457	26,248
Total cost of capital	(37,946)	(8,371)	(76,517)	(48,812)

Casualty losses	(813)	(1,684)	(4,384)	(1,793)
Land leases	(4,720)	(1,324)	(9,440)	(2,645)
Income from unconsolidated real estate partnerships	261	775	310	1,904
Other income, net	2,201	4,400	2,993	1,703
Gain on derivative instruments	11,390	—	9,246	—
Tax (expense) benefit, net	(1,180)	(2,633)	(1,319)	(2,031)
NOI related to sold communities	251	6,920	323	16,530
Total other	7,390	6,454	(2,271)	13,668

Common noncontrolling interests in AIR OP	(6,630)	(6,583)	(11,763)	(10,756)
Proportionate adjustments	(7,560)	(7,130)	(15,084)	(13,443)

NAREIT FFO attributable to AIR common stockholders	$92,893	$100,422	$165,526	$166,006
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	(7,176)	2,397	1,499	26,322
Pro forma FFO attributable to AIR common stockholders	$85,717	$102,819	$167,025	$192,328
(1)In setting our G&A benchmark of less than 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California Joint Venture is consolidated on our balance sheet and accordingly, fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area Joint Venture is not consolidated on our balance sheet and accordingly, fees earned in this venture are included in loss from unconsolidated real estate partnerships. Asset management fees earned from joint ventures were $1.5 million and $3.0 million for three and six months ended June 30, 2023, respectively, and $1.7 million and $3.4 million for three and six months ended June 30, 2022, respectively.

Supplemental Schedule 2(b)

Funds from Operations Information, Partially Owned Entities Three and Six Months Ended June 30, 2023, Compared to Three and Six Months Ended June 30, 2022 (in thousands) (unaudited)
The building blocks of FFO and Pro forma FFO, as shown on Supplemental Schedule 2(a), are based on consolidated amounts, and therefore include the third-party share of consolidated joint ventures, and exclude AIR’s share of amounts from unconsolidated real estate partnerships. To arrive at AIR’s proportionate share of the individual line items, one must subtract the third-party share of consolidated amounts and add AIR’s share of unconsolidated joint ventures.
For example, Net Operating Income for the second quarter of 2023 of $148,229, as shown on Supplemental Schedule 2(a), plus AIR’s share of Net Operating Income from unconsolidated real estate partnerships of $1,581, as shown below, less the noncontrolling interests' share of Net Operating Income of $11,916, as shown below, computes AIR’s share of Net Operating Income for the second quarter of 2023 of $137,894.

	Noncontrolling Interests (1)		Unconsolidated (2)		Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended				Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues, before utility reimbursements	$15,951	$15,120	$2,131	$1,954	$31,453	$29,700	$4,211	$3,843
Expenses, net of utility reimbursements	4,035	3,853	550	535	7,927	7,606	1,048	997
Net operating income	11,916	11,267	1,581	1,419	23,526	22,094	3,163	2,846

Property management expenses, net	(481)	(470)	(65)	(61)	(955)	(892)	(130)	(120)
Property income	11,435	10,797	1,516	1,358	22,571	21,202	3,033	2,726

Interest expense on non-recourse property debt	(3,745)	(3,791)	(1,538)	(649)	(7,509)	(7,552)	(2,738)	(1,194)
Casualty (loss) gain	(65)	251	(6)	(3)	154	210	(8)	(6)
Other expenses, net	(65)	(127)	289	69	(132)	(417)	23	378
Funds From Operations	$7,560	$7,130	$261	$775	$15,084	$13,443	$310	$1,904

Total apartment communities	15	16	4	3
Total apartment homes	5,041	5,369	2,191	1,748
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,664	1,721	571	350
(1)Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California Joint Venture.
(2)Amounts represent AIR’s proportionate share of the operations of four unconsolidated properties including the Washington, D.C. Joint Venture and the Value-Add Joint Venture.

Supplemental Schedule 3

Property Net Operating Income Trailing Five Quarters (in thousands) (unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Consolidated Property NOI
Revenues, before utility reimbursements
Same Store	$174,000	$171,325	$170,217	$166,800	$160,241
Other Real Estate	29,684	29,816	22,803	15,434	3,718
Total revenues, before utility reimbursements	203,684	201,141	193,020	182,234	163,959

Expenses, net of utility reimbursements
Same Store	44,815	44,641	41,844	43,674	42,984
Other Real Estate	10,640	11,271	7,518	5,824	1,990
Total expenses, net of utility reimbursements	55,455	55,912	49,362	49,498	44,974

Property Net Operating Income
Same Store	129,185	126,684	128,373	123,126	117,257
Other Real Estate	19,044	18,545	15,285	9,610	1,728
Total Property Net Operating Income	$148,229	$145,229	$143,658	$132,736	$118,985

NOI related to communities sold and held for sale	$251	$72	$2,935	$5,641	$6,909

Noncontrolling interests' share of NOI (1)	$(11,916)	$(11,610)	$(11,677)	$(11,276)	$(11,267)

AIR's share of unconsolidated apartment community NOI (1)	$1,581	$1,582	$1,596	$1,582	$1,419
(1)Represents either noncontrolling interests' share of 15 consolidated apartment communities or AIR’s share of three unconsolidated apartment communities included in the Washington D.C. area Joint Venture. Beginning in the third quarter, AIR’s share of unconsolidated apartment communities will include our share of the Core and Value-Add Joint Ventures. Total Property Net Operating Income, as shown above, is based on consolidated amounts, and therefore include the third-party share of consolidated joint ventures, and exclude AIR’s share of amounts from unconsolidated real estate partnerships. To arrive at AIR’s proportionate share of Property Net Operating Income, one must subtract the third-party share of consolidated amounts and add AIR’s share of unconsolidated joint ventures.

Supplemental Schedule 4

Apartment Home Summary As of June 30, 2023 (unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1)	63	22,794	19,510
Other Real Estate (2)	10	2,945	2,945
Total Portfolio	73	25,739	22,455

Land and land interests leased (3)	2

(1)During the second quarter of 2023, AIR's share of apartment homes decreased by 222 homes due to closing of the Value Add Joint Venture, and increased by 39 homes due to the buyout of limited partner interests in one of our Same Store apartment communities. Our Same Store portfolio now includes four unconsolidated communities with 2,191 homes, of which AIR’s share is 571 homes.
(2)During the second quarter of 2023, our Other Real Estate portfolio decreased due to the sale of two properties in New York.
(3)Land and land interests have a fair value of approximately $33 million.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics As of June 30, 2023 (dollars in thousands) (unaudited)

Leverage Balances and Characteristics
								Pro Forma (1)

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Interest Rate	Total AIR Share	Weighted- Average Maturity (Years)	Weighted- Average Interest Rate
Fixed rate loans payable	$2,211,002	$26,505	$(466,200)	$1,771,307	9.0		3.6%	$2,107,826	8.3	3.9%
Floating rate loans payable	—	79,000	—	79,000	3.5		5.4%	79,000	3.5	5.4%
Non-recourse property debt	$2,211,002	$105,505	$(466,200)	$1,850,307	8.7		3.7%	$2,186,826	8.2	3.9%

Term loans (2)	800,000	—	—	800,000	2.5	(3)	4.7%	475,000	2.6	3.3%
Unsecured notes payable	400,000	—	—	400,000	7.0		4.3%	400,000	7.0	4.3%
Revolving credit facility borrowings	292,000	—	—	292,000	2.8	(3)	5.9%	—	—	—%
Preferred equity	79,143	—	—	79,143	9.8	(4)	8.1%	79,143	9.8	8.1%
Total leverage	$3,782,145	$105,505	$(466,200)	$3,421,450	6.6		4.3%	$3,140,969	7.2	4.0%

Cash and restricted cash (5)	(118,281)	(2,764)	11,846	(109,199)				(280,622)
Net leverage	$3,663,864	$102,741	$(454,354)	$3,312,251				$2,860,347

Leverage Ratios Second Quarter 2023 (6)

	Annualized Current Quarter	Annualized Current Quarter Pro forma for the Core Joint Venture Transaction (1)
Proportionate Debt to Adjusted EBITDAre	6.3x	5.7x
Net Leverage to Adjusted EBITDAre	6.5x	5.9x

Unsecured Debt Covenants	June 30, 2023	Covenant
Fixed Charge Coverage Ratio	3.13x	1.50x
Leverage Ratio	37.9%	≤ 60.0%
Secured Indebtedness Ratio	20.9%	≤ 40.0%
Unsecured Leverage Ratio	40.1%	≤ 60.0%
(1)In July 2023, AIR completed the Core Joint Venture. As part of the transaction, AIR raised $611 million in new mortgage financing. In aggregate, the joint venture partner took title subject to $275 million of the total mortgage obligation reflecting its 47% share of the property debt and AIR received $185 million in cash. We anticipate upon the closing of the final two properties, the joint venture partner will take title subject to $28 million of the related mortgage obligation, and AIR will receive $17 million in additional cash. Proceeds, net of transaction costs, were used to repay $292 million on the revolving credit facility, $325 million of term loans, with the remaining invested in short-term liquid investments.
(2)$350 million of our $800 million term loans are fixed using interest rate swaps at a weighted-average all-in cost of 4.3%. In the second quarter, in anticipation of the Core Joint Venture, AIR entered into $480 million of pay floating, receive fixed interest rate swaps which economically offset $480 million of the previously issued pay fixed, receive floating interest rate swaps. As a result of these instruments, we will receive monthly fixed interest income representing the spread between the pay-fixed and receive-fixed legs of our interest rate swap positions, over a weighted-average term of 3.4 years. Using proceeds from this joint venture, AIR repaid $325 million of term loans. The net result of the term loan repayment and the offsetting interest rate swaps is a fixed interest rate of 3.3% on our remaining $475 million of term loans. After consideration for the term loan repayment and offsetting interest rate swaps, AIR's floating rate exposure is now $125 million, or 4%, of total leverage.
(3)Assumes exercise of extension options.
(4)Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(5)Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(6)We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary. We target a Net Leverage to Adjusted EBITDAre ratio between 5.0x and 6.0x, but anticipate the ratio will vary based on the timing of transactions.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics As of June 30, 2023 (dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt, Term Loans, and Unsecured Notes Payable

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Unsecured Debt (1)		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2023 Q3	$6,318	$—	$6,318	$—		$6,318	—%	—%
2023 Q4	6,377	—	6,377	—		6,377	—%	—%
Total 2023	12,695	—	12,695	—		12,695	—%	—%

2024 Q1	6,429	—	6,429	—		6,429	—%	—%
2024 Q2	6,475	—	6,475	—		6,475	—%	—%
2024 Q3	6,528	—	6,528	—		6,528	—%	—%
2024 Q4	6,731	—	6,731	—		6,731	—%	—%
Total 2024	26,163	—	26,163	—		26,163	—%	—%

2025	24,549	285,721	310,270	600,000	(2)(3)	910,270	29.0%	4.3%
2026	20,384	98,790	119,174	200,000	(3)	319,174	9.8%	4.2%
2027	18,905	127,565	146,470	100,000		246,470	7.5%	4.4%
2028	15,245	129,257	144,502	—		144,502	4.2%	4.0%
2029	15,541	40,877	56,418	100,000		156,418	4.6%	4.0%
2030	13,727	267,939	281,666	—		281,666	8.8%	3.1%
2031	7,915	149,475	157,390	—		157,390	4.9%	3.0%
2032	7,632	67,368	75,000	200,000		275,000	8.8%	4.0%
Thereafter	143,181	377,378	520,559	—		520,559	12.4%	4.9%
Total	$305,937	$1,544,370	$1,850,307	$1,200,000		$3,050,307	90.0%	4.1%
(1)Includes $800 million of term loans and $400 million of unsecured notes payable.
(2)Amount shown is assuming exercise of extension options.
(3)Proceeds from the Core Joint Venture transaction were used to repay $292 million of borrowings on the revolving credit facility and $325 million of 2025 maturities.

Preferred Equity

	Amount Outstanding as of June 30, 2023	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,846,574	n/a	8.14%	77,143
Total Preferred Equity			8.15%	$79,143

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

June 30, 2023
Class A Common Stock outstanding	148,783
Participating unvested restricted stock	135
Dilutive options, share equivalents and non-participating unvested restricted stock	236
Total shares and dilutive share equivalents	149,154
Common Partnership Units and equivalents outstanding	11,046
Total shares, units, and dilutive share equivalents	160,200

Supplemental Schedule 6(a)

Same Store Operating Results Three Months Ended June 30, 2023, Compared to Three Months Ended June 30, 2022 (proportionate amounts, in thousands, except community, home, and per home data) (unaudited)
The table below presents AIR’s Same Store portfolio as of June 30, 2023.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2022	Growth	2Q 2023	2Q 2023	2Q 2022	2Q 2023	2Q 2022
Bay Area	7	1,967	1,412	$13,843	$13,161	5.2%	$3,484	$3,428	1.6%	$10,359	$9,733	6.4%	74.8%	95.8%	97.2%	$3,412	$3,196
Boston	5	1,148	1,148	11,101	10,258	8.2%	3,051	3,172	(3.8%)	8,050	7,086	13.6%	72.5%	95.5%	96.8%	3,376	3,076
Denver	7	2,027	2,027	12,350	11,425	8.1%	3,133	2,917	7.4%	9,217	8,508	8.3%	74.6%	95.7%	95.6%	2,121	1,965
Washington, D.C. (1)	10	5,489	3,864	23,950	21,260	12.7%	6,384	6,363	0.3%	17,566	14,897	17.9%	73.3%	96.6%	97.0%	2,138	1,890
Los Angeles	9	3,815	2,966	31,217	30,181	3.4%	6,722	6,180	8.8%	24,495	24,001	2.1%	78.5%	95.9%	97.7%	3,658	3,471
Miami	6	2,425	2,425	20,933	17,501	19.6%	6,152	5,742	7.1%	14,781	11,759	25.7%	70.6%	92.6%	94.5%	3,107	2,545
Philadelphia	9	2,748	2,669	22,723	21,155	7.4%	5,891	5,925	(0.6%)	16,832	15,230	10.5%	74.1%	95.0%	96.3%	2,988	2,744
San Diego	6	2,367	2,191	17,144	15,643	9.6%	3,415	3,266	4.6%	13,729	12,377	10.9%	80.1%	97.6%	97.4%	2,675	2,443
Other Markets	4	808	808	5,561	5,366	3.6%	2,756	2,397	15.0%	2,805	2,969	(5.5%)	50.4%	93.7%	96.4%	2,448	2,296
Total	63	22,794	19,510	$158,822	$145,950	8.8%	$40,988	$39,390	4.1%	$117,834	$106,560	10.6%	74.2%	95.5%	96.6%	$2,840	$2,581
(1)Includes AIR’s share of results of four unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results Three Months Ended June 30, 2023, Compared to Three Months Ended March 31, 2023 (proportionate amounts, in thousands, except community, home, and per home data) (unaudited)
The table below presents AIR’s Same Store portfolio as of June 30, 2023.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	2Q 2023	1Q 2023	Growth	2Q 2023	1Q 2023	Growth	2Q 2023	1Q 2023	Growth	2Q 2023	2Q 2023	1Q 2023	2Q 2023	1Q 2023
Bay Area	7	1,967	1,412	$13,843	$13,744	0.7%	$3,484	$3,553	(1.9%)	$10,359	$10,191	1.6%	74.8%	95.8%	98.0%	$3,412	$3,310
Boston	5	1,148	1,148	11,101	11,256	(1.4%)	3,051	3,277	(6.9%)	8,050	7,979	0.9%	72.5%	95.5%	98.3%	3,376	3,324
Denver	7	2,027	2,027	12,350	12,405	(0.4%)	3,133	2,733	14.6%	9,217	9,672	(4.7%)	74.6%	95.7%	98.2%	2,121	2,078
Washington, D.C. (1)	10	5,489	3,864	23,950	23,739	0.9%	6,384	6,450	(1.0%)	17,566	17,289	1.6%	73.3%	96.6%	98.3%	2,138	2,084
Los Angeles	9	3,815	2,966	31,217	30,056	3.9%	6,722	6,546	2.7%	24,495	23,510	4.2%	78.5%	95.9%	97.4%	3,658	3,466
Miami	6	2,425	2,425	20,933	20,663	1.3%	6,152	6,135	0.3%	14,781	14,528	1.7%	70.6%	92.6%	94.8%	3,107	2,997
Philadelphia	9	2,748	2,669	22,723	22,430	1.3%	5,891	5,985	(1.6%)	16,832	16,445	2.4%	74.1%	95.0%	97.4%	2,988	2,875
San Diego	6	2,367	2,191	17,144	16,810	2.0%	3,415	3,568	(4.3%)	13,729	13,242	3.7%	80.1%	97.6%	98.2%	2,675	2,604
Other Markets	4	808	808	5,561	5,448	2.1%	2,756	2,597	6.1%	2,805	2,851	(1.6%)	50.4%	93.7%	95.3%	2,448	2,359
Total	63	22,794	19,510	$158,822	$156,551	1.5%	$40,988	$40,844	0.4%	$117,834	$115,707	1.8%	74.2%	95.5%	97.4%	$2,840	$2,745
(1)Includes AIR’s share of results of four unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Results Six Months Ended June 30, 2023, Compared to Six Months Ended June 30, 2022 (proportionate amounts, in thousands, except community, home, and per home data) (unaudited)
The table below presents AIR’s Same Store portfolio as of June 30, 2023.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 2Q 2023	YTD 2Q 2022	Growth	YTD 2Q 2023	YTD 2Q 2022	Growth	YTD 2Q 2023	YTD 2Q 2022	Growth	YTD 2Q 2023	YTD 2Q 2023	YTD 2Q 2022	YTD 2Q 2023	YTD 2Q 2022
Bay Area	7	1,967	1,412	$27,587	$26,077	5.8%	$7,037	$6,786	3.7%	$20,550	$19,291	6.5%	74.5%	96.9%	97.8%	$3,361	$3,146
Boston	5	1,148	1,148	22,357	20,579	8.6%	6,328	6,259	1.1%	16,029	14,320	11.9%	71.7%	96.9%	97.7%	3,350	3,059
Denver	7	2,027	2,027	24,755	22,771	8.7%	5,865	5,517	6.3%	18,890	17,254	9.5%	76.3%	97.0%	97.0%	2,099	1,930
Washington, D.C. (1)	10	5,489	3,864	47,689	42,614	11.9%	12,836	12,972	(1.0%)	34,853	29,642	17.6%	73.1%	97.4%	97.4%	2,111	1,888
Los Angeles	9	3,815	2,966	61,273	58,402	4.9%	13,268	12,385	7.1%	48,005	46,017	4.3%	78.3%	96.7%	98.1%	3,562	3,345
Miami	6	2,425	2,425	41,596	34,328	21.2%	12,287	11,597	5.9%	29,309	22,731	28.9%	70.5%	93.7%	95.4%	3,051	2,473
Philadelphia	9	2,748	2,669	45,153	41,956	7.6%	11,876	12,031	(1.3%)	33,277	29,925	11.2%	73.7%	96.2%	97.0%	2,931	2,702
San Diego	6	2,367	2,191	33,954	30,788	10.3%	6,982	6,520	7.1%	26,972	24,268	11.1%	79.4%	97.9%	98.0%	2,639	2,391
Other Markets	4	808	808	11,010	10,642	3.5%	5,354	4,837	10.7%	5,656	5,805	(2.6%)	51.4%	94.5%	97.1%	2,403	2,262
Total	63	22,794	19,510	$315,374	$288,157	9.4%	$81,833	$78,904	3.7%	$233,541	$209,253	11.6%	74.1%	96.5%	97.2%	$2,792	$2,531
(1)Includes AIR’s share of results of four unconsolidated apartment communities.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail (proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2023	% of Total	2Q 2022	$ Change	% Change
Operating expenses (1)	$20,791	50.7%	$20,589	$202	1.0%
Utility expense, net of reimbursement	1,382	3.4%	1,987	(605)	(30.4%)
Real estate taxes	16,078	39.2%	14,716	1,362	9.3%
Insurance	2,737	6.7%	2,098	639	30.5%
Total	$40,988	100.0%	$39,390	$1,598	4.1%

Sequential Comparison

	2Q 2023	% of Total	1Q2023	$ Change	% Change
Operating expenses (1)	$20,791	50.7%	$19,193	$1,598	8.3%
Utility expense, net of reimbursement	1,382	3.4%	2,714	(1,332)	(49.1%)
Real estate taxes	16,078	39.2%	15,978	100	0.6%
Insurance	2,737	6.7%	2,959	(222)	(7.5%)
Total	$40,988	100.0%	$40,844	$144	0.4%

Year-to-Date Comparison

	YTD 2Q 2023	% of Total	YTD 2Q 2022	$ Change	% Change
Operating expenses (1)	$39,985	48.9%	$39,782	$203	0.5%
Utility expense, net of reimbursement	4,096	5.0%	4,453	(357)	(8.0%)
Real estate taxes	32,056	39.2%	30,442	1,614	5.3%
Insurance	5,696	6.9%	4,227	1,469	34.8%
Total	$81,833	100.0%	$78,904	$2,929	3.7%
(1)Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market Second Quarter 2023 Compared to Second Quarter 2022 (proportionate amounts) (unaudited)

	Quarter Ended June 30, 2023					Quarter Ended June 30, 2022
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home
Bay Area	8	2,077	1,522	8.4%	$3,435	7	1,967	1,412	8.6%	$3,196
Boston	6	1,284	1,284	6.7%	3,345	11	2,462	2,462	11.5%	2,600
Denver	8	2,280	2,280	7.8%	2,129	7	2,027	1,988	7.4%	1,976
Washington, D.C.	11	6,018	4,393	15.0%	2,170	11	6,011	4,589	13.8%	1,935
Los Angeles	9	3,815	2,966	18.4%	3,658	9	3,815	2,966	21.3%	3,471
Miami	10	3,967	3,967	18.7%	3,413	7	2,721	2,721	10.9%	2,659
Philadelphia	9	2,748	2,669	11.8%	2,822	9	2,748	2,669	12.4%	2,572
San Diego	6	2,367	2,191	10.3%	2,675	6	2,367	2,192	11.0%	2,443
Other Markets	6	1,183	1,183	2.9%	2,409	8	1,245	1,245	3.1%	2,196
Total	73	25,739	22,455	100.0%	$2,870	75	25,363	22,244	100.0%	$2,528
(1)NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity (dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)
Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate	Free Cash Flow Cap Rate	Property Debt	Net Sales Proceeds (2)	Average Revenue per Home
Second Quarter and Full Year 2023 Dispositions
2	62	100.0%	$33.2	nm	nm	$—	$32.1	$2,526

Acquisitions
Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue per Apartment Home (3)
2023 Acquisitions
Southgate Towers	Miami Beach, FL	January	495	$298.0	$2,693

(1)During the second quarter, we formed a joint venture with a global asset manager through the sale of a 70% interest in our Huntington Gateway property, a 443-unit property located in the Washington, D.C. area, in exchange for $9 million in cash and the assumption of $94.1 million in debt by the joint venture.
(2)Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(3)Represents average revenue per apartment home for leases in place at the time of acquisition.

Supplemental Schedule 9

Apartment Community Capital Investment Information Three and Six Months Ended June 30, 2023 (proportionate amounts, in thousands, except per apartment home data) (unaudited)
We classify capital investments as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital investments are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.
The table below includes our capital spend in proportionate amounts, adjusted to remove the third-party share of consolidated amounts and to include our share of unconsolidated amounts, and excludes amounts related to properties sold or classified as held for sale.

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Capital Investments (1)
Capital Replacements
Buildings and grounds	$8,577	$13,940
Turnover capital investments	841	1,328
Capitalized site payroll and indirect costs	522	884
Capital Replacements	9,940	16,152
Capital Improvements	2,723	6,070
Capital Enhancements	26,830	41,971
Initial Capital Expenditures	10,352	16,813
Casualty	1,442	4,118
Entitlement and Planning	124	123
Total capital additions	$51,411	$85,247

Total AIR share of apartment homes	25,739	25,739

Capital Replacements per apartment home	$386	$628
(1)For the three and six months ended June 30, 2023, capital investments for our apartment communities included $0.4 million and $0.7 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 91.3% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.1% of the economic interest in the common partnership units of the AIR Operating Partnership.
AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.
AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.
CAPITAL INVESTMENTS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI represent capital investments made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital investments made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.
INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital investments contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.
CASUALTY: Casualty capital investments represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.
FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
LEVERAGE RATIO DEFINITIONS
We target Net Leverage to Adjusted EBITDAre between 5.0x and 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.
Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, unsecured notes payable, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.
EBITDAre AND ADJUSTED EBITDAre
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:
•gains and losses on dispositions of depreciated property;
•impairment write-downs of depreciated property; and

•adjustments to reflect our share of EBITDAre of investments in unconsolidated entities and consolidated entities with non-controlling interests.
We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.
ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted for the effect of the following items for the reasons set forth below:
•the amount by which GAAP rent expense exceeds cash rent payments for two long-term ground leases until 2076 and 2079 is excluded. The excess of GAAP rent expense over the cash payments for these leases does not reflect a current obligation that affects our ability to service debt; and
•applicable Pro forma FFO adjustments to NAREIT FFO per Supplemental Schedule 1 to exclude certain amounts that are unique or occur infrequently.
A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended June 30, 2023, is as follows (in thousands, unaudited):

Quarter Ended June 30, 2023
Net income	$598
Adjustments:
Interest expense	37,554
Income tax expense	1,177
Depreciation and amortization	89,260
Loss on dispositions and impairments of real estate	17,472
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(684)
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(6,765)
EBITDAre	$138,612
Pro forma FFO and other adjustments, net (1)	(8,554)
Quarterly Adjusted EBITDAre	$130,058
Adjusted EBITDAre, before removal of annualization impact for non-recurring items	$520,232
Removal of annualization impact for non-recurring items (2)	(7,218)
Adjusted EBITDAre	$513,014
Core Joint Venture transaction, annualized	(27,410)
Pro forma Adjusted EBITDAre	$485,604
(1)Includes applicable Pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, and an adjustment of $0.8 million to reflect the disposition of two properties and the Value-Add Joint Venture, as if the transactions closed on April 1, 2023.

(2)Second quarter 2023 EBITDAre benefits from $2.4 million of items that are not expected to recur in the future. As such, they were not annualized in the computation of Adjusted EBITDAre.
FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.
PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).
OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.
PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.
NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.
NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and PRO FORMA RUN RATE FUNDS FROM OPERATIONS (Pro forma Run Rate FFO).

Pro forma FFO is used to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.
Pro forma Run Rate FFO is used to provide a stabilized view of current performance that would be indicative of long-term performance. Pro forma run rate FFO represents Pro forma FFO as defined above, excluding certain amounts that are unique or occur infrequently.
NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; real estate depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.
Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we manage. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.
The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended
	June 30, 2023		June 30, 2022
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$214,560	$72,012	$183,500	$63,787
Adjustment: Utilities reimbursement (1)	(8,565)	(8,565)	(6,728)	(6,728)
Adjustment: Sold properties and other amounts not allocated (2)	(2,311)	(8,546)	(12,813)	(12,501)
Adjustment: Non-real estate depreciation (3)	—	554	—	416
Total (per Supplemental Schedule 2)	$203,684	$55,455	$163,959	$44,974
Proportionate adjustment (4)	(13,820)	(3,485)	(13,166)	(3,318)
Proportionate property net operating income	$189,864	$51,970	$150,793	$41,656

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$174,000	$44,815	$160,241	$42,984
Proportionate adjustment (4)	(15,178)	(3,827)	(14,291)	(3,594)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$158,822	$40,988	$145,950	$39,390

	Six Months Ended
	June 30, 2023		June 30, 2022
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$426,553	$147,465	$364,978	$127,023
Adjustment: Utilities reimbursement (1)	(17,085)	(17,085)	(13,571)	(13,571)
Adjustment: Sold properties and other amounts not allocated (2)	(4,643)	(20,117)	(30,193)	(25,031)
Adjustment: Non-real estate depreciation (3)	—	1,104	—	669
Total (per Supplemental Schedule 2)	$404,825	$111,367	$321,214	$89,090
Proportionate adjustment (4)	(27,242)	(6,879)	(25,857)	(6,609)
Proportionate property net operating income	$377,583	$104,488	$295,357	$82,481

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$345,325	$89,456	$316,262	$86,162
Proportionate adjustment (4)	(29,951)	(7,623)	(28,105)	(7,258)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$315,374	$81,833	$288,157	$78,904
(1)Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedules 2, 3, and 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)Expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets, which are included in depreciation and amortization expense in our consolidated statements of operations, in accordance with GAAP. This adjustment represents the reclassification of non-real estate depreciation, which was made in Supplemental Schedules 2, 3, and 6.
(4)Proportionate adjustments represent both the noncontrolling interests’ share and AIR’s share of unconsolidated apartment communities’ rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedule 6.
PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.
REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) have reached a stabilized level of operations.
OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2022 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER AND RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, excluding intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. At June 30, 2023, Turnover, was 38.0%, 10-basis points lower than June 30, 2022. If intra-community transfers were to be included in the calculation, Turnover would be 500-basis points higher.

Retention represents the inverse of Turnover, as defined above.